August 2, 2007

Re: Larry MacFarlane

Dear Larry:

        This letter sets forward a draft of our current thinking regarding your leaving Nu Skin. This letter sets forth the proposed conditions and agreements that apply to your termination of employment.

        From July 23, 2007 until October 31, 2007 you will report to Dan Chard, as an internal consultant regarding Distributor Success (DS) technology strategy and organization.

•	Stock -- Your stock options will continue to vest through October 31.

        On October 31, 2007 your employment with Nu Skin Enterprises, Inc. will end.

•	Severance

        On the effective date of your Settlement and Release Agreement, you will receive a lump sum severance benefit of $250,000 less federal and state withholding taxes and other applicable deductions made up of the following components:

a.

As of September 30, 2007 your Deferred Compensation balance, including the Company portion, will be 100% vested. Payout of your Deferred Compensation account will be as previously elected by you in the amount of $84,150.

b.	A lump sum cash payment of $165,850.

        Restricted stock and stock option vesting will stop at your termination date, and you will have 90-days to exercise any vested options under the terms of your stock options.

•	Non-Compete Agreement

        Paragraph 10 (Non-Competition) of the Key-Employment Covenants signed by you on September 10, 2003 is hereby amended as follows:

In exchange for the severance benefit outlines above, Employee (Larry MacFarlane) shall not accept employment with, engage in or participate, directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, partner, joint venture, agent, equity owner, distributor or in any other capacity whatsoever, with any direct sales or multi-level marketing company that competes with the business of the Company whether for market share of products or for independent distributors in a territory in which the Company is doing business. The restrictions set forth in this paragraph shall remain in effect during a period of one year following the Employee’s termination of Employment.

        All other terms of your Key-Employee Covenants Agreement remain unchanged as outlined therein.

Sincerely,

/s/ Claire H. Averett Claire H. Averett Nu Skin International, Inc.

Acknowledged:

/s/ Larry MacFarlane
Larry MacFarlane

Dated:__________________________